CERTIFICATE OF AMENDMENT
                                     OF
                          ARTICLES OF INCORPORATION
                                     OF
                            OTR EXPRESS, INC.

The undersigned, OTR Express, Inc., a Kansas corporation (the "Corporation"), for the purpose of amending the Articles of Incorporation of the Corporation, in accordance with the General Corporation Code of Kansas, does hereby make and execute this Certificate of Amendment of Articles of Incorporation and does hereby certify that:
1. The amendments to the Articles of Incorporation proposed by the directors and adopted by the stockholders of the Corporation are as follows:
 RESOLVED, that the first paragraph of ARTICLE FOURTH of the Corporation's Articles of Incorporation be deleted in its entirety and replaced with the following:
 The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 20,200,000 shares of stock, of which 200,000 shall be a series of preferred stock, with a par value of one cent ($.01) per share, and 20,000,000 shall be Common Stock, with a par value of one cent ($.01) per share.
2. The said amendments have been duly adopted in accordance with the provisions of Section 17-6602 of the Kansas Statutes Annotated.
IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the Corporation by its President and attested by its Secretary on this 10th day of July, 1998.
OTR EXPRESS, INC.



                                           By:  /s/ Gary J. Klusman
                                              Gary J. Klusman, President

ATTEST:



  /s/ Carolyn J. Davidson
Carolyn Davidson, Secretary
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